Exhibit 99.1

Euronet Worldwide Reports First Quarter 2010 Financial Results

LEAWOOD, Kan.--(BUSINESS WIRE)--April 27, 2010--Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading electronic payments provider, today announced its first quarter 2010 financial results.

Euronet's consolidated first quarter 2010 financial highlights included:

  Revenues of $250.0 million, compared to $233.7 million for the first quarter 2009.
  Operating income of $18.2 million, compared to $9.7 million for the first quarter 2009.
  Adjusted operating income(1) of $18.2 million, compared to $15.2 million for the first quarter 2009.
  Adjusted EBITDA(2) of $34.6 million, compared to $29.7 million for the first quarter 2009.
  Net income of $2.8 million, or $0.05 diluted earnings per share, compared to net loss of $12.3 million, or $0.24 diluted loss per share, for the first quarter 2009.
  Adjusted cash earnings per share(3) of $0.32, compared to $0.31 for the first quarter 2009.
  Transactions of 391.5 million, compared to 341.6 million for the first quarter 2009.

See the reconciliation of non-GAAP items in the attached supplemental data.

“The results for the first quarter reflect the advantage of Euronet’s global product diversity,” said Mike Brown, the Company’s Chairman and Chief Executive Officer. “The 5% constant dollar expansion in adjusted EBITDA was result of strong growth in the EFT Segment’s adjusted EBITDA, offset by continued pressure from the Money Transfer Segment, while the epay segment’s adjusted EBITDA was steady year over year. We also started to see the rate of decline in transfers from the U.S. to Mexico taper off in the first quarter with a 14% decline year over year, but more importantly only a 7% decline for March 2010 over March 2009.”

The comparison of the Company’s results for the first quarter 2010 to the first quarter 2009 was impacted by: i) fluctuations in foreign currency values against the U.S. dollar, ii) a goodwill and intangible impairment charge (the “impairment charge”) in the first quarter 2009, and iii) contract termination fees in the first quarter 2009. Following is a discussion of each of these factors.

Fluctuations in foreign currency values against the U.S. dollar – Euronet generates approximately 75% of its revenues from non-U.S. operations; therefore, the Company’s reported results were impacted by changes in the value of foreign currencies relative to the U.S. dollar. Applying average foreign currency exchange rates from the first quarter 2009 to the first quarter 2010 consolidated results, revenues, adjusted operating income and adjusted EBITDA would have been lower by approximately $25.2 million, $2.4 million and $3.4 million, respectively, resulting in a year-over-year decline in revenues of approximately 4%, and improvements in adjusted operating income and adjusted EBITDA of 4% and 5%, respectively.

Impairment charge – The results reported above for the first quarter 2009 include a non-cash impairment charge of $9.9 million related to the RIA acquisition.

Contract termination fees – The first quarter 2009 revenues, operating income and adjusted cash earnings per share include contract termination fees recognized by the Company totaling $4.4 million related to the early termination of two contracts in the EFT Processing Segment.

Segment and Other Results

The EFT Processing Segment reported the following results for the first quarter 2010:

  Revenues of $48.6 million, compared to $46.2 million for the first quarter 2009.
  Operating income of $9.7 million, compared to $12.0 million for the first quarter 2009.
  Adjusted operating income of $9.7 million, compared to $7.6 million for the first quarter 2009.
  Adjusted EBITDA of $14.6 million, compared to $11.8 million for the first quarter 2009.
  Transactions of 187.4 million, compared to 153.3 million for the first quarter 2009.

The Segment’s first quarter 2009 operating income included $4.4 million of contract termination fees; the exclusion of this item results in the adjusted operating income presented above.

Applying average foreign currency exchange rates from the first quarter 2009 to the first quarter 2010 results, revenues, adjusted operating income and adjusted EBITDA would have been lower by approximately $4.4 million, $0.8 million and $1.3 million, respectively, resulting in a year-over-year decline in revenues of 4% and year-over-year improvements in adjusted operating income and adjusted EBITDA of 17% and 13%, respectively.

Although foreign currency adjusted revenue declined 4%, after excluding the $4.4 million of contract termination fees from the first quarter 2009 revenues, revenues would have increased by 6% year-over-year. The remaining difference between transaction growth of 22% and revenue growth is primarily due to increased transaction levels on Cashnet – Euronet’s shared ATM network in India; Cashnet transactions generate less revenue per transaction than those on an owned or outsourced ATM.

The Segment’s profit expansion was primarily driven by transaction fee increases in Germany and reduced operating losses from the Company’s cross-border product.

The EFT Processing Segment operated 10,283 ATMs as of March 31, 2010 compared to 9,205 ATMs as of March 31, 2009.

The epay Segment (formerly the Prepaid Processing Segment) reported the following results for the first quarter 2010:

  Revenues of $145.3 million, compared to $134.5 million for the first quarter 2009.
  Operating income of $12.1 million, compared to $10.8 million for the first quarter 2009.
  Adjusted EBITDA of $16.2 million, compared to $14.4 million for the first quarter 2009.
  Transactions of 199.8 million, compared to 184.3 million for the first quarter 2009.

The Prepaid Processing Segment was renamed the epay Segment effective for the first quarter 2010 in recognition of the Company’s ongoing expansion into non-mobile related products, such as POS payment, bill payment, gift card, debit card, transportation, music and entertainment.

Applying average foreign currency exchange rates from the first quarter 2009 to the first quarter 2010 results, revenues, operating income and adjusted EBITDA would have been lower by approximately $18.8 million, $1.5 million and $1.8 million, respectively, resulting in year-over-year declines in revenues and operating income of approximately 6% and 2%, respectively, and no change in adjusted EBITDA.

After adjusting for the impact of foreign currency fluctuations, the decline in revenue and profits was due to mobile operator rate decreases in certain markets, most of which were passed through to retailers, declines in transaction volumes in the U.K. and Spain due largely to the economy, and certain severance costs. Partially offsetting these declines were improvements in Germany and the U.S.

As of March 31, 2010, the epay Segment processes electronic point-of-sale (“POS”) transactions at approximately 510,000 POS terminals at 240,000 retailer locations in Europe, Asia Pacific and the U.S.

The Money Transfer Segment reported the following results for the first quarter 2010:

  Revenues of $56.1 million, compared to $53.0 million for the first quarter 2009.
  Operating income of $1.5 million, compared to an operating loss of $7.9 million for the first quarter 2009.
  Adjusted operating income of $1.5 million, compared to $2.0 million for the first quarter 2009.
  Adjusted EBITDA of $6.6 million, compared to $6.8 million for the first quarter 2009.
  Transfer transactions of 4.3 million, compared to 4.0 million for the first quarter 2009.

The Segment’s operating income for the first quarter 2009 includes an impairment charge of $9.9 million related to the Company’s 2007 acquisition of RIA; the exclusion of this item results in the adjusted operating income presented above.

Applying average foreign currency exchange rates from the first quarter 2009 to the first quarter 2010 results, revenues, adjusted operating income and adjusted EBITDA would have been lower by approximately $2.0 million, $0.2 million and $0.3 million, respectively, resulting in year-over-year improvement in revenue of 2% and declines in adjusted operating income and adjusted EBITDA of approximately 35% and 7%, respectively.

After adjusting for changes in foreign currency exchange rates, reductions in profits were due to a 14% decline in transfers from the U.S. to Mexico, a 7% decline in the average amount sent per money transfer and costs associated with expansion efforts and store depreciation in European markets.

As of March 31, 2010, the Money Transfer Segment serves more than 100 countries and operates a network of approximately 86,100 locations, compared to 77,100 as of March 31, 2009.

Corporate and other had $5.1 million of operating expenses for the first quarter 2010 compared to $5.2 million for the first quarter 2009.

Balance Sheet and Financial Position

The Company’s unrestricted cash on hand was $189.2 million as of March 31, 2010 compared to $183.5 million as of December 31, 2009. Euronet’s total indebtedness was $289.1 million as of March 31, 2010, compared to $327.9 million as of December 31, 2009. The decrease in total indebtedness during the first quarter 2010 was due primarily to repayment of amounts borrowed on the Company’s revolving credit facility at December 31, 2009.

Guidance

The Company expects adjusted cash earnings per share for the second quarter 2010 to be approximately $0.31, which reflects the impact of the recently announced interchange rate change for Poland and assumes foreign currency rates remain stable through the end of the quarter.

Non-GAAP Measures

We believe that adjusted EBITDA and adjusted cash earnings per share provide useful information to investors because they are indicators of the strength and performance of our ongoing business operations. These calculations are used to more fully describe the results of the business and are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies within the payment processing industry.

The Company’s management analyzes historical results adjusted for certain items that are non-operational and non-recurring. Management believes the exclusion of these items provides a more complete and comparable basis for evaluating the underlying business unit performance. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

(1) Adjusted operating income is defined as operating income excluding goodwill and intangible impairment charges and other non-operating or non-recurring items. Although these items are considered operating income or expenses under U.S. GAAP, these unusual and non-recurring items have been excluded to enable a more complete understanding of the Company’s core operating performance.

(2) Adjusted EBITDA is defined as operating income excluding depreciation, amortization, share-based compensation expenses and other non-operating or non-recurring items. Although these items are considered operating costs under U.S. GAAP, these expenses primarily represent non-cash current period allocations of costs associated with long-lived assets acquired in prior periods. Similarly, expense recorded for share-based compensation does not represent a current or future period cash cost.

(3) Adjusted cash earnings per share is defined as diluted U.S. GAAP earnings per share excluding the tax-effected impacts of: a) foreign exchange gains or losses, b) discontinued operations, c) gains or losses from the early retirement of debt, d) share-based compensation, e) acquired intangible asset amortization, f) non-cash interest expense, g) non-cash income tax expense, and h) other non-operating or non-recurring items. Adjusted cash earnings per share includes shares potentially issuable in settlement of convertible bonds or other obligations, if the assumed issuances are dilutive to adjusted cash earnings per share.

Conference Call and Slide Presentation

Euronet Worldwide will host an analyst conference call on Wednesday, April 28, 2010, at 9:00 a.m. U.S. Eastern Time to discuss these results. To listen to the call via telephone, dial 877-303-6313 (USA) or +1-631-813-4734 (non-USA). The conference call will also be available via webcast at www.euronetworldwide.com or http://ir.euronetworldwide.com. Participants should go to the Web site at least 5 minutes prior to the scheduled start time of the event to register. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at www.euronetworldwide.com or http://ir.euronetworldwide.com. To dial in for the replay, the call-in number is 800-642-1687 (USA) or +1-706-645-9291 (non-USA). The replay passcode is 60273275. The call and webcast replay will be available for one month.

About Euronet Worldwide, Inc.

Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers which include comprehensive ATM, POS and card outsourcing services; card issuing and merchant acquiring services; software solutions; consumer money transfer and bill payment services; and electronic distribution for prepaid mobile airtime and other electronic payment products. Euronet operates and processes transactions from 46 countries.

Euronet’s global payment network is extensive — including 10,283 ATMs, approximately 55,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 30 countries; card software solutions; a network of approximately 510,000 POS terminals at approximately 240,000 retailer locations in 23 countries; and a consumer-to-consumer money transfer network of approximately 86,100 locations serving more than 100 countries. With corporate headquarters in Leawood, Kansas, USA, and 39 worldwide offices, Euronet serves clients in approximately 150 countries. For more information, please visit the Company’s Web site at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet’s or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions; technological developments affecting the market for the Company’s products and services; foreign currency exchange fluctuations; the Company’s ability to renew existing contracts at profitable rates; and changes in laws and regulations affecting the Company's business, including immigration laws. These risks and other risks are described in the Company’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC’s Edgar website or by contacting the Company or the SEC. Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Consolidated Statements of Operations
(unaudited - in millions, except share and per share data)

	Three Months Ended
	March 31,
	2010	2009

Revenues:
EFT Processing	$ 48.6	$ 46.2
epay	145.3	134.5
Money Transfer	56.1	53.0
Total revenues	250.0	233.7

Operating expenses:
Direct operating costs	165.9	153.5
Salaries and benefits	32.1	28.6
Selling, general and administrative	19.3	19.1
Impairment of goodwill and acquired intangible assets	-	9.9
Depreciation and amortization	14.5	12.9
Total operating expenses	231.8	224.0
Operating income	18.2	9.7

Other income (expense):
Interest income	0.6	1.0
Interest expense	(5.0)	(7.1)
Income from unconsolidated affiliates	0.6	0.5
Loss on early retirement of debt	-	(0.1)
Foreign exchange loss, net	(5.1)	(10.6)
Total other expense, net	(8.9)	(16.3)

Income (loss) from continuing operations before income taxes	9.3	(6.6)

Income tax expense	(5.8)	(5.3)

Income (loss) from continuing operations	3.5	(11.9)

Discontinued operations, net	-	(0.1)

Net income (loss)	3.5	(12.0)
Net income attributable to noncontrolling interests	(0.7)	(0.3)
Net income (loss) attributable to Euronet Worldwide, Inc.	$ 2.8	$ (12.3)

Earnings (loss) per share - diluted:
Continuing operations	$ 0.05	$ (0.24)
Discontinued operations	-	-
Earnings (loss) per share	$ 0.05	$ (0.24)

Diluted weighted average shares outstanding	51,923,122	50,292,907

EURONET WORLDWIDE, INC.
Consolidated Condensed Balance Sheets
(unaudited - in millions)

	As of	As of
	March 31,	December 31,
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$ 189.2	$ 183.5
Restricted cash	81.6	73.1
Inventory - PINs and other	67.7	87.7
Trade accounts receivable, net	244.8	282.9
Other current assets, net	32.0	31.4

Total current assets	615.3	658.6

Property and equipment, net	91.7	96.6
Goodwill and acquired intangible assets, net	588.9	617.6
Other assets, net	39.7	39.9

Total assets	$ 1,335.6	$ 1,412.7

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other current liabilities	$ 465.3	$ 486.0
Short-term debt obligations	4.5	5.6

Total current liabilities	469.8	491.6

Debt obligations, net of current portion	283.1	320.3
Capital lease obligations, net of current portion	1.5	2.0
Deferred income taxes	21.8	23.9
Other long-term liabilities	8.6	8.4

Total liabilities	784.8	846.2

Equity	550.8	566.5

Total liabilities and equity	$ 1,335.6	$ 1,412.7

EURONET WORLDWIDE, INC.
Reconciliation of Operating Income (Loss) to Adjusted EBITDA and Adjusted Operating Income by Segment
(unaudited - in millions)

	Three months ended March 31, 2010

	EFT		Money
	Processing	epay	Transfer	Consolidated

Operating income	$ 9.7	$ 12.1	$ 1.5	$ 18.2

Add: Depreciation and amortization	4.9	4.1	5.1	14.5
Add: Share-based compensation	-	-	-	1.9

Earnings before interest, taxes, depreciation,
amortization and share-based
compensation (Adjusted EBITDA)	$ 14.6	$ 16.2	$ 6.6	$ 34.6

	Three months ended March 31, 2009

	EFT		Money
	Processing	epay	Transfer	Consolidated

Operating income (loss)	$ 12.0	$ 10.8	$ (7.9)	$ 9.7

Deduct: Contract termination fees	(4.4)	-	-	(4.4)
Add: Impairment charges	-	-	9.9	9.9

Adjusted operating income	7.6	10.8	2.0	15.2

Add: Depreciation and amortization	4.2	3.6	4.8	12.9
Add: Share-based compensation	-	-	-	1.6

Earnings before interest, taxes, depreciation,
amortization and share-based
compensation (Adjusted EBITDA)	$ 11.8	$ 14.4	$ 6.8	$ 29.7

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Cash Earnings per Share
(unaudited - in millions, except share and per share data)

	Three Months Ended
	March 31,
	2010		2009

Net income (loss) attributable to Euronet Worldwide, Inc.	$ 2.8		$ (12.3)
1.625% convertible debt interest, net of tax	-		1.3	(1)

Income applicable for common shareholders	2.8		(11.0)

Discontinued operations, net of tax	-		0.1
Foreign exchange loss, net of tax	4.9		10.1
Intangible asset amortization, net of tax	4.7		4.5
Share-based compensation, net of tax	1.9		1.5
Non-cash 3.5% convertible debt accretion interest, net of tax	1.7		1.6
Goodwill and intangible asset impairment, net of minority interest and tax	-		9.9
Loss on early debt retirement, net of tax	-		0.1
Non-cash GAAP tax expense (benefit)	0.8		(0.2)

Adjusted cash earnings	$ 16.8	(2)	$ 16.6	(2)

Adjusted cash earnings per share - diluted (2)	$ 0.32		$ 0.31

Diluted weighted average shares outstanding	51,923,122		50,292,907

Effect of assumed conversion of convertible debentures (1)	10,947		2,057,000
Incremental shares from assumed conversion of stock options and restricted stock	-		315,294
Effect of unrecognized share-based compensation on diluted shares outstanding	776,842		757,000
Adjusted diluted weighted average shares outstanding	52,710,911		53,422,201

(1) As required by U.S. GAAP, the interest cost and amortization of the convertible debt issuance cost are excluded from income for the purpose of calculating diluted earnings per share for any period when the convertible debentures, if converted, would be dilutive to earnings per share. Further, the convertible shares are treated as if all were outstanding for the period. Although the assumed conversion of the 1.625% convertible debentures was not dilutive to the Company's GAAP earnings per share for the first quarter 2009, it was dilutive to the Company's adjusted cash earnings per share. Accordingly, the interest cost and amortization of the convertible debt issuance cost are excluded from income and the convertible shares are treated as if all were outstanding for the period.

(2) Adjusted cash earnings per share is a non-GAAP measure that should be considered in addition to, and not as a substitute for, earnings per share computed in accordance with U.S. GAAP.

CONTACT:
Euronet Worldwide, Inc.
Angie Bensman, 913-327-4200